UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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RENAISSANCERE HOLDINGS LTD.
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Beginning on May 7, 2019, RenaissanceRe Holdings Ltd. made the following letter available to shareholders:
Dear Shareholders:
By now you should have received our Proxy Statement for RenaissanceRe Holdings Ltd.’s (“RenaissanceRe,” the “Company,”, “we,” “us,” or “our”) Annual General Meeting of Shareholders to be held on May 15, 2019. You can view our Proxy Statement on our website at www.renre.com.
We are writing to ask for your support at the Annual General Meeting by voting in accordance with the recommendations of our Board of Directors (our “Board”) on all proposals. In particular, we are requesting your support in approving our say-on-pay proposal by voting “FOR” Proposal 2.
In each of the last three years, our shareholders have shown strong support for our annual say-on-pay proposals, with approval rates of approximately 96% in 2018, 95% in 2017 and 94% in 2016. Our Board remains committed to an executive compensation program that supports performance, reduces risk and aligns with investors’ interests.
Institutional Shareholder Services (“ISS”) has issued a voting recommendation that is inconsistent with our Board’s recommendation on Proposal 2. We are taking this opportunity to provide our shareholders with additional information and context regarding our executive compensation program. We believe that the link between our financial performance and executive compensation program is strong and in the best interests of our shareholders.
Our Performance Has Been Strong over the Course of Our CEO’s Tenure
As detailed in our Proxy Statement, our Compensation and Corporate Governance Committee (the “Committee”) annually reviews the compensation for our Chief Executive Officer (“CEO”), Kevin J. O’Donnell, and each of our other named executive officers with input from with its nationally recognized, independent compensation consultant, Mercer (U.S.) Inc. (“Mercer”).
Since Mr. O’Donnell became CEO in 2013, our industry has undergone significant change and intense consolidation. During this time, Mr. O’Donnell has led the Company to become a diversified specialty reinsurer with an innovative and flexible operating platform, through meaningful diversification and growth.
The Committee recognized that, as a result of the execution of our strategic plan under Mr. O’Donnell’s leadership, the Company’s business has evolved significantly, strengthening our ability to continue our legacy of industry leading returns. Among other things, over this period we have significantly diversified our assumed risk portfolio; meaningfully improved our operating leverage; achieved material inorganic and organic growth; and enhanced the optimization of our investment portfolio, strengthening the relative and absolute contribution of our investment assets to the Company’s income.
As a result of these efforts, the Company has seen:
•	Total revenues increase from $1.3 billion in 2014 to $2.1 billion in 2018, a 13% compound annual growth rate (“CAGR”);
•	Gross premiums written increase from $1.6 billion in 2014 to $3.3 billion in 2018, a CAGR of 21%;
•	Growth in shareholders’ equity of approximately 30% over the previous five years;
•	Net income available to common shareholders of $2.0 billion, cumulatively since 2013;
•	Two successful acquisitions (Platinum Underwriters Holdings, Ltd. in 2015 and Tokio Millennium Re (“TMR”) in 2019), both of which accelerated the Company’s strategy and were accretive to shareholders;
•
Significant diversification of our portfolio to provide more stable long-term returns. For the year ended December 31, 2014, approximately 69% of our gross premiums written were attributable to our Property segment, while, as of December 31, 2018, we had a much more balanced portfolio, with approximately 53% of our gross premiums written in our Property segment and 47% of our gross premiums written in our Casualty and Specialty segment;

•	Relatively flat operational and corporate expenses over the previous five years, in this era of expansion and diversification;
•	Substantial growth in our fee-based operations and enhancement of public disclosure of these important operations; and
•	As was pointed out in the ISS report, total shareholder return in 2018 that outperformed our GICS industry peers and the Russell 3000 Index.

At the same time, however, since being promoted to CEO in 2013, Mr. O’Donnell’s target annual compensation1 has increased at a 3% CAGR, with 92% of that increase delivered in at-risk performance-based pay.
Our Compensation Program is Performance-Based
Our executive compensation program is performance-based and governed through comprehensive oversight by the independent directors sitting on the Committee, with assistance from Mercer. The Committee regularly evaluates the economic, strategic and organizational challenges facing the Company and periodically modifies our compensation programs in order to address these and other factors that evolve over time.
In particular, the Committee has overseen the implementation of a disciplined pay-for-performance compensation framework that aligns our executive compensation programs with the interests of our shareholders. In 2018, 87% of Mr. O’Donnell’s target annual compensation was at risk. The carefully crafted compensation programs implemented by the Committee operated as designed by the Committee and rewarded Mr. O’Donnell for exceptional performance in 2018.
At the same time, the Committee exercised thoughtful discretion, deferring realization of a meaningful portion of the compensation of Mr. O’Donnell and our other named executive officers in respect of 2018. As ISS observed, and as detailed in our Proxy Statement, the Committee determined to withhold payment of approximately 14% of the performance-based annual incentive bonuses earned by the named executive officers for 2018, and made the payment of such amounts contingent on the attainment of certain of our publicly disclosed key strategic goals related to the TMR acquisition. The Committee will continue to exercise vigorous oversight of CEO and named executive officer compensation, and to utilize discretion where appropriate to further bolster the linkages between realized pay and financial performance, and the attainment of our strategic goals.
Our Peer Group Consists of Companies Against Whom We Compete for Business and Senior Executive Talent
ISS expressed concern regarding the level of our CEO’s target incentive opportunity relative to a peer group of companies selected by ISS and also utilized this peer group for a comparison of the Company’s relative performance. We believe that most of the companies in the ISS selected peer group are not appropriate for purposes of comparing compensation and company performance.
The Committee dedicates significant effort to developing a relevant compensation peer group for the Company and works with Mercer to regularly review the composition of this group. Our compensation peer group is composed of companies with significant reinsurance operations and risk portfolios like ours. We compete with the companies that comprise our compensation peer group for business and for senior executive talent.
The Committee also considers company size, both by revenue and by market capitalization, and our market presence and financial position are broadly comparable with our compensation peer group as a whole and with the individual companies that comprise it. We include some companies in our peer group with higher revenues because these selected peer companies are our primary competitors for both business and executive talent. To ensure that our competitive pay analysis is not unduly influenced by the larger companies in our compensation peer group, we review the competitive pay information for all 11 peer companies individually, rather than relying on average or other summary statistics that may be distorted by outliers.
In contrast, for the most part, the companies in the ISS peer group are not ones with which we compete for either business or for the hiring of senior executives and are engaged in entirely different and unrelated lines of business to us.  Many of the companies in the ISS peer group are not principally in the risk-bearing business, or have very different business portfolios reflecting different strategies, financial return patterns, professional skills and talent needs.
For example, the ISS peer group includes:
•	a mid-market independent insurance brokerage, which functions principally as an intermediary rather than a risk-bearing reinsurer or insurer;
•	mortgage insurance companies with strategies and portfolios that differ significantly from those of the Company;
•	a real estate services company whose services include title insurance; and
•	a company which operates as attorney-in-fact for a reciprocal insurer and whose revenues are principally agent compensation.
Moreover, for the most part, the companies in the ISS peer group operate in different jurisdictions than the markets where we principally operate.

1 “Target annual compensation” includes base salary, target performance-based annual incentive, and grant date fair value of long-term incentives.

Tellingly, the vast majority of the companies selected in the ISS peer group also do not consider us as peers:
•	Of the 18 companies in the ISS peer group:
-	only two are part of the compensation peer group selected by the Committee; and
-	only four include RenaissanceRe in their peer group, including the two referenced above.
•
In contrast, of the companies selected by RenaissanceRe for its compensation peer group, all but one also included RenaissanceRe in their own peer group (of those that disclosed a peer group in their most recent proxy statement).

Conclusion
We are committed to having an active and open conversation with our shareholders and have received shareholder feedback on many aspects of our business, including our corporate strategy, financial results and performance and related matters. We welcome having an open dialogue with you and receiving your constructive feedback regarding our executive compensation program.
For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to vote “FOR” the approval of our say-on-pay proposal (Proposal 2).
Thank you for your consideration. If you have any questions, comments or would like additional information, please contact Stephen Weinstein, our Group General Counsel and Corporate Secretary, at +1 (441) 239-4812, Keith McCue, our Director of Investor Relations, at +1 (441) 295-4513, or our proxy solicitation agent, MacKenzie Partners, toll-free at +1 (800) 322-2885.

May 7, 2019
Sincerely,
James L. Gibbons
Non-Executive Chair of the Board of Directors

Henry Klehm III
Chair of the Compensation and
Corporate Governance Committee
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